As filed with the Securities and Exchange Commission on May 9, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADTRAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	63-0918200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901 Explorer Boulevard, Huntsville, Alabama 35806-2807

(Address of principal executive offices, including zip code)

ADTRAN, Inc. 2006 Employee Stock Incentive Plan

(Full title of the plan)

James E. Matthews Senior Vice President – Finance, Chief Financial Officer and Treasurer ADTRAN, Inc. 901 Explorer Boulevard Huntsville, Alabama 35806-2807	Copy to: Thomas Wardell, Esq. McKenna Long & Aldridge LLP 303 Peachtree Street, NE Suite 5300 Atlanta, Georgia 30308-3201 (404) 527-4000
(Name and address of agent for service)
(256) 963-8000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $.01 par value per share	13,000,000	$25.35	$329,550,000	$35,262

(1)	ADTRAN, Inc., a Delaware corporation (the “Company” or “ADTRAN”) is registering 13,000,000 shares of Common Stock pursuant to the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “Plan”). An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, as a result of events such as stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.
(2)	The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our common stock on May 2, 2006, as quoted on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the registration statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which de-registers all securities then remaining unsold.

We have filed the following documents with the Commission that are incorporated by reference as of their respective dates:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 6, 2006;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 2, 2006;

(3)	Our Current Reports on Form 8-K filed on January 27, 2006 and February 3, 2006; and

(4)	The description of our common stock as contained in the Company’s Registration Statement on Form 8-A (Registration No. 0-24612), as filed with the Commission on August 9, 1994.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

ADTRAN, Inc.

Corporate Secretary

901 Explorer Boulevard

Huntsville, Alabama 35814-4000

Telephone: (256) 963-8000

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Eleventh of the Company’s Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Company for breaches of their fiduciary duties as directors, except that, as provided by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”), such personal monetary liability of a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Article Twelfth of the Company’s Certificate of Incorporation provides for indemnification of directors and officers of the Company to the extent permitted by the DGCL. Section 145 of the DGCL provides for indemnification of directors and officers from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the Company but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the Company if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the Company, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expense actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote determines that the applicable standard of conduct has been met. Section 145 also provides such indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

Article VI of the Company’s Bylaws provides as follows:

Section 6.1. Indemnification. The Corporation shall indemnify and advance expenses to any officer, director, employee or agent to the full extent permitted by its Certificate of Incorporation, these bylaws or by law.

We maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our Certificate of Incorporation, Bylaws or Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1*	ADTRAN, Inc. 2006 Employee Stock Incentive Plan.

5.1*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (see signature pages to this registration statement).

*	Filed herewith

ITEM 9. UNDERTAKINGS.

A.	RULE 415 OFFERING.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Indemnification of Officers, Directors and Controlling Persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Huntsville, State of Alabama, on May 9, 2006.

ADTRAN, Inc.
(Registrant)

By:	/s/ Thomas R. Stanton
Thomas R. Stanton
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Stanton and James E. Matthews, and each of them, as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents (or any of them), or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 9, 2006.

Signatures	Title

/s/ Thomas R. Stanton Thomas R. Stanton	Chief Executive Officer and Director (Principal Executive Officer)

/s/ James E. Matthews James E. Matthews	Senior Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Danny J. Windham Danny J. Windham	President, Chief Operating Officer, Secretary and Director

/s/ Mark C. Smith Mark C. Smith	Chairman of the Board

/s/ W. Frank Blount W. Frank Blount	Director

/s/ H. Fenwick Huss H. Fenwick Huss	Director

/s/ William L. Marks William L. Marks	Director

/s/ Roy J. Nichols Roy J. Nichols	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1*	ADTRAN, Inc. 2006 Employee Stock Incentive Plan.

5.1*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (see signature pages to this registration statement).

*	Filed herewith